THE BRAMWELL FUNDS, INC.
                        BRAMWELL CAPITAL MANAGEMENT, INC.

                                 Code of Ethics


I.       Introduction

         This Code of Ethics (the "Code") has been adopted by The Bramwell Funds, Inc. (the "Funds") and Bramwell Capital Management, Inc. ("BramCap") (collectively, "Bramwell"), in accordance with the federal securities laws, including the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, and the Securities Exchange Act of 1934, as amended. The purpose of the Code is to establish guidelines and procedures to identify and prevent persons who may have knowledge of Bramwell's investments and investment intentions from breaching their fiduciary duties and to deal with other situations that may pose a conflict of interest or a potential conflict of interest.

         Carefully read the guidelines and procedures of this Code. When you believe that you sufficiently understand them, please sign, date, and return the Annual Certificate of Compliance (attached as Appendix I) to the Compliance Officer. Please keep a copy of the Code for your reference.

         Additionally, federal securities laws require money managers and others to adopt policies and procedures to identify and prevent the misuse of material, non-public information. Therefore, Bramwell has developed and adopted Policies and Procedures Concerning the Misuse of Material Non-Public Information (the "Insider Trading Policy") that applies to all employees, officers and directors (attached as Appendix VI). Read it carefully. When you believe that you sufficiently understand its terms and conditions, please sign, date and return the Insider Trading Policy Annual Certificate of Compliance (attached as Appendix VII) to the Compliance Officer.

II.      Definitions

         As used in the Code, the following terms have the following meanings:

Access Person:      means  any  director,  officer,  or  employee  of a Bramwell entity who, in connection with his or her regular  functions or duties,  makes,  participates in, or obtains  information regarding the purchase or sale of a Covered  Security by any
                    Advisory Client,  or whose functions relate to the making of any recommendations with respect to such purchases or sales, and  any  natural  person  in a  control  relationship  to a
                    Bramwell   entity   who   obtains   information   concerning
                    recommendations made to any Advisory Client with regard to the purchase or sale of Covered Securities.

Advisory Client:    means  any  person  or  entity  to  which  BramCap  provides
                    investment   advisory  services.   This  term  includes  any
                    registered or unregistered investment company for which BramCap serves as an adviser or sub-adviser and any separate account clients.

Beneficial
Ownership:          generally means any interest in a Covered Security for which an  Access  Person  or any  member  of his or her  immediate family sharing the same household can directly or indirectly
                    receive  a  monetary  ("pecuniary")   benefit.   Please  see
                    Appendix II for a complete definition.

Compliance
Officer: means the person appointed by each Bramwell entity and indicated in Appendix VIII, as updated from time to time. The Compliance Officer may delegate any or all of his or her responsibilities under the Code, as specified in Appendix
                    VIII. In instances when the Code is applied to the Compliance Officer, any other principal of the appropriate Bramwell entity may act as the Compliance Officer.

Control: of the Funds or BramCap means the power to exercise a controlling influence over the management or policies of the entity (unless such power is solely the result of an official position with the entity). Any person who owns (directly or through one or more controlled companies), more than 25% of the voting securities of one of these entities shall be presumed to control such entity.

Independent
Director:           means any person who serves on the Board of Directors of the
                    Funds who is not an "interested person" as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended. Independent Directors are exempted from most of the Code's provisions. See, for example, Article V,
                    Section 1, and Article IX.

Covered Security:   means any and every security as defined in Section  2(a)(36)
                    of the Investment Company Act of 1940, as amended, but does not include the following, so that transactions in the following are not covered by the Code:

                    o   direct  obligations  of the  Government  of  the  United
                        States;

                    o   bankers'  acceptances,  bank  certificates  of  deposit,
                        commercial  paper  and  high  quality   short-term  debt
                        instruments, including repurchase agreements; and

                    o   shares   issued  by   registered   open-end   investment
                        companies (mutual funds).

III.     General Principles

         This Code applies to all Access Persons. The Code acknowledges the general principles that Access Persons:

         o    owe a fiduciary obligation to all Advisory Clients;

         o have the duty at all times to place the interests of all Advisory Clients first and foremost;

         o must conduct their personal securities transactions in a manner that avoids conflicts of interest or abuses of their position of trust and responsibility; and

         o should not take improper advantage of their positions in relation to Advisory Clients.

         No Access Person shall, directly or indirectly in connection with its purchase or sale of a Security Held or to be Acquired by any Advisory Client:(1)

         o    employ any device,  scheme or  artifice  to defraud  any  Advisory
              Client;

         o make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made to the Advisory Client, in light of the circumstances under which they are made, not misleading;

         o engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon any Advisory Client; or

         o engage in any manipulative practice with respect to any Advisory Client.

IV.      Inside Information

         No Access Person may use material, non-public information about a security or issuer in breach of a duty of trust or confidence that is owed directly, indirectly, or derivatively, to the issuer of that security, the shareholders of that issuer, any Advisory Client, or to any other person who is the source of the material non-public information. Any Access Person who believes he or she is in possession of such information must contact the Compliance Officer immediately to discuss the information and the circumstances surrounding its receipt. Please refer to the Insider Trading Policy attached as Appendix VI for more information.


---------

1 "Security Held or to be Acquired" by any Advisory Client means (1) any Covered Security which, within the most recent 15 days, is or has been held by an Advisory Client, or is being or has been considered by an Advisory Client or Bramwell for purchase by an Advisory Client, and (2) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in clause (1) above.

V.       Prohibited Transactions

         1. Unless prior written approval is obtained as described in Article VII or unless otherwise exempted by the Board of Directors of the appropriate Bramwell entity, no Access Person, other than Independent Directors, shall:

         o directly or indirectly purchase or sell any Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

         o engage in a transaction in any security in an initial public offering or a private placement.

         2. No Access Person shall, directly or indirectly, purchase or sell any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to his or her actual knowledge at the time of such purchase or sale:

         o    is being  considered  for  purchase or sale by or for any Advisory
              Client;

         o is being purchased or sold by or for any Advisory Client, or is programmed for purchase or sale by or for any Advisory Client; or

         o was purchased or sold by or for any Advisory Client within the seven (7) calendar day period preceding the purchase or sale by such Access Person.

         3. No Access Person shall reveal to any other person (except in the normal course or his or her duties on behalf of Bramwell) any information regarding securities transactions by any Advisory Client or consideration by Bramwell of any such securities transaction.

         4. No Access Person shall recommend any securities transaction to any Advisory Client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation (i) his or her direct or indirect beneficial ownership of any securities of such issuer, (ii) any contemplated transaction by such person in such securities, (iii) any position with such issuer or its affiliates and (iv) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other; provided, however, that in the event the interest of such Access Person in such securities or issuer is not material to his or her personal net worth or any contemplated transaction by such person in such securities cannot reasonably be expected to have a material adverse effect on any such transaction by any Advisory Client or on the market for the securities generally, such Access Person shall not be required to disclose his or her interest in the securities or issuer thereof in connection with any such recommendation.

VI.      Exemptions

         The prohibitions of Article V of this Code shall not apply to:

         o purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

         o purchases or sales of Covered Securities which are not eligible for purchase or sale by any Advisory Client;

         o purchases or sales which are non-volitional on the part of either the Access Person or any Advisory Client;

         o purchases effected through a systematic investment plan involving the automatic investment of a predetermined amount on predetermined dates, provided the Compliance Officer has been previously advised of such plan, and purchases which are part of an automatic dividend reinvestment plan;

         o purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

         o any purchase or sale (or series of related purchases and sales) involving less than $5,000 of the Covered Securities of a company which is either listed on a national exchange or traded over the counter and having a market capitalization in excess of $1 billion or, with the prior written approval of the Compliance Officer, any other purchase or sale believed by the Compliance Officer to be only remotely potentially harmful to any Advisory Client because, for example, it would be very unlikely to affect a highly liquid market, or because it clearly is not related economically to the securities to be purchased, sold or held by any Advisory Client.

VII.     Pre-Approval Procedures

         1.       Approval Requirements

                  An Access Person must obtain prior written approval from the Compliance Officer for all securities transactions otherwise prohibited by Article V.

         2.       Time of Approval

                  Pre-approval must be obtained prior to the proposed securities transaction and is valid only for the day it is given.

         3.       Form

                  Pre-approval must be obtained in writing by completing and signing a Personal Trading Request and Authorization Form (including the details of the proposed securities transaction) and submitting it to the Compliance Officer. Please use the form attached as Appendix III.

         4.       Filing

                  The  Compliance  Officer  will retain a copy of all  completed
         Personal  Trading  Request  and  Authorization   Forms  in  the  manner
         contemplated by Article XII.

         5.       Factors  Considered  in   Approval  of   Personal   Securities
                  Transactions

               Generally, the factors described below will be considered in determining whether or not to approve a proposed securities transaction. However, if warranted by the nature of the transaction, the Compliance Officer has the authority to approve a securities transaction on any other basis.

         o whether the proposed purchase or sale is likely to have any economic impact on any Advisory Client or on their ability to purchase or sell securities of the same class or other securities of the same issuer;

         o whether any Advisory Client has a pending "buy" or "sell" order in that security or has completed a purchase or sale of that security that day;

         o whether the amount or nature of the securities transaction or person making it is likely to affect the price of or market for the security;

         o whether the security proposed to be purchased or sold is one that would qualify for purchase or sale by any Advisory Client;

         o whether the security is currently being considered for purchase or sale by Bramwell that day;

         o whether the securities transaction would create the appearance of impropriety, whether or not an actual conflict exists; and

         o whether the investment opportunity should be reserved for an Advisory Client, and whether the opportunity is being offered to the Access Person by virtue of his or her position.

VIII.    Reporting by  Access  Persons  Other Than  Independent Directors of the
         Funds(2)

         1.       Initial Holdings Report

                  Beginning on March 1, 2000, no later than 10 days after a person becomes an Access Person (other than Independent Directors of the Funds), such person must file a report with the Compliance Officer which contains the following information:

         o    the title,  number of shares and principal  amount of each Covered
              Security   in  which  such  person  has  any  direct  or  indirect
              beneficial ownership;


---------

2 Each Access Person required to make a report is responsible for taking the initiative to file reports as required under the Code. Any effort by the Compliance Officer to facilitate the reporting process does not change or alter that responsibility.

    Any report required by Articles VIII and IX may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

         o the name of the broker, dealer or bank with whom such person maintains an account in which any securities are held for the direct or indirect benefit of such person; and

         o    the date the report is submitted to the Compliance Officer.

         2.       Quarterly Transaction Reports

                  Beginning with the calendar quarter ending March 31, 2000, no later than 10 days after the end of a calendar quarter, every Access Person (other than Independent Directors of the Funds) must file a report with the Compliance Officer with respect to any transaction during the calendar quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership (the "Quarterly Report"). The Quarterly Report, which may be in the form of the cover page in Appendix IVB and attached account statements, must contain:

         o the date of each transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

         o the nature of the transaction (i.e., purchase or sale or other type of acquisition or disposition);

         o the price of the Covered Security at which the transaction was effected;

         o the name of the broker, dealer or bank with or through which the transaction was effected; and

         o    the date that the report is submitted to the Compliance Officer.

                  With respect to any quarter in which an account was established by an Access Person in which any securities were held for the direct or indirect benefit of the Access Person, such Quarterly Report must also contain the name of the broker, dealer or bank with whom the Access Person established the account and the date the account was established.

                  In addition, every Access Person (other than Independent Directors of the Funds) must file quarterly the statement set forth in Appendix IVA.

         3.       Annual Holdings Reports

                  No later than January 30, 2001, and every January 30 thereafter, every Access Person (other than Independent Directors of the Funds) must file a report with the Compliance Officer which contains the following information (which information must be current as of a date no more than 30 days before the report is submitted):

         o the title, number of shares and principal amount of each Covered Security in which such person has any direct or indirect beneficial ownership as of December 31 of the prior calendar year;

         o the name of the broker, dealer or bank with whom such person maintains an account in which any securities are held for the direct or indirect benefit of such person; and

         o    the date the report is submitted to the Compliance Officer.

         The report may be in the form of the cover page in Appendix V and attached account statements.

IX.      Reporting by Independent Directors of the Funds(3)

         An Independent Director of the Funds must make a quarterly transaction report containing the information required by Article VIII, Section 2, no later than 10 days after the end of a calendar quarter with respect to transactions occurring in such quarter in a Covered Security only if such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Funds, should have known that during the 15-day period immediately before or after such director's transaction in a Covered Security, the Funds purchased or sold the Covered Security, or the Funds or their investment adviser considered purchasing or selling the Covered Security.3

X.       Determination of Access Persons

         Each current director, officer and employee of Bramwell will be evaluated by the Compliance Officer to determine whether he or she is an Access Person before March 1, 2000. Those who are determined to be Access Persons will be notified of their status as an Access Person and their corresponding reporting obligations by March 1, 2000.

         Each potential new director, officer or employee of Bramwell will be evaluated to determine whether he or she is an Access Person before he or she is offered a position and will be notified of his or her status as an Access Person, if applicable, before taking his or her position.

XI.      Review of Reports Required by this Code of Ethics

         Each report required to be submitted under Articles VIII and IX of the Code will be promptly reviewed by the Compliance Officer when submitted.

         Any violation or potential violation of the Code (including the Insider Trading Policy attached as Appendix VI) shall be brought to the attention of the President of the appropriate Bramwell entity within five business days of its discovery. The Compliance Officer will investigate any such violation or potential violation and report to the President of the appropriate Bramwell entity with a recommendation of appropriate action to be taken against any individual whom it is determined has violated the Code, as is necessary to cure the violation and prevent future violations.


---------

3 Ordinarily, reports would need to be filed only if an Independent Director actually knows of a Fund transaction since, generally, Independent Directors would not be expected to be in a position in which they "should have known" of a Fund transaction.

         The Compliance Officer will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.

XII.     Recordkeeping Requirements

         The following records must be maintained at the principal place of business of the appropriate Bramwell entity in the manner and to the extent set out below. These records must be made available to the Securities and Exchange Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

         o A copy of the Code that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

         o A record of any violation of the Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

         o A copy of each report required to be submitted by Access Persons under Articles VIII and IX of the Code, including any information provided on broker transaction confirmations and account statements, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

         o A record of all Access Persons, currently or within the past five years, who are or were required to make reports under the Code will be established prior to March 1, 2000 and maintained in an easily accessible place;

         o A record of all persons, currently or within the past five years, who are or were responsible for reviewing reports of Access Persons will be established prior to March 1, 2000 and maintained in an easily accessible place;

         o A copy of each Personal Trading Request and Authorization Form submitted to the Compliance Officer (including a record of all approvals to acquire securities in an initial public offering or private placement, indicating the reasons therefor) must be maintained for at least five years after the end of the fiscal year in which the form was submitted or the approval is granted, whichever is later; and

         o A copy of each report to the Board of Directors of the Funds required to be submitted pursuant to Article XIII of the Code must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

XIII.    Reports to the Board of Directors of the Funds

         No later than September 1, 2000 and no less frequently than annually thereafter, the Compliance Officer will prepare a written report to be furnished to the Board of Directors of the Funds that:

         o Describes any issues arising under the Code since the last report to the Board of Directors of the Funds, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and

         o Certifies that each Bramwell entity has adopted the procedures in Articles X through XII of the Code and this Article XIII, which Articles are reasonably necessary to prevent Access Persons from violating the Code.

         No later than September 1, 2000 and no less frequently than annually thereafter, the distributor of the Funds, if any, must prepare a written report to be furnished to the Board of Directors of the Funds that:

         o Describes any issues arising under its code of ethics since the last report to the Board of Directors, including, but not limited to, information about material violations of its code of ethics and sanctions imposed in response to the material violations; and

         o Certifies that it has adopted procedures reasonably necessary to prevent Access Persons from violating its code of ethics.

XIV.     Confidentiality of Adviser Transactions

         Information relating to any Advisory Client's portfolio or activities is strictly confidential and should not be discussed with anyone outside Bramwell. In addition, from the time that an Access Person anticipates making a recommendation to purchase or sell a security, through the time that all transactions based on that recommendation have been completed or abandoned, the subject and content of the recommendation may be considered "inside information." Accordingly, Access Persons must maintain the utmost confidentiality with respect to their recommendations during this period and may not discuss a contemplated recommendation with anyone outside of Bramwell. Please refer to the Insider Trading Policy in Appendix VI.

         Any written or oral disclosure of information concerning Bramwell, any Advisory Client, or particular purchase or sale transactions for Advisory Client accounts should be made only by persons who are specifically authorized to release that information after consultation with the Compliance Officer.

XV.      Sanctions

         Upon discovering a violation of Article V, Section 1 of the Code, the Compliance Officer shall impose the sanctions set forth in Schedule A; and upon discovering more than two violations of Article V, Section 1 of the Code by a single violator or a violation of any other section of Article V of the Code, the Bramwell entity affected by such violation(s) may impose such sanctions as each deems appropriate, including monetary sanctions, a letter of censure, suspension or termination of the employment of the violator, or disgorgement of any profit.

XVI.     Amendments and Modifications

         This Code may be amended or modified as deemed necessary by the officers of the appropriate Bramwell entity. In the case of amendments or modifications by the Funds or BramCap, the amendments and modifications must also by approved by the directors of the Funds within six months of any such amendment or modification.

XVIII.   Distribution and Annual Certification

         The Compliance Officer shall provide each Access Person with a copy of the Code and any subsequent amendments thereto. All Access Persons must certify annually that they understand the Code, have had an opportunity to ask questions about the Code, and will comply with all applicable aspects of the Code by submitting an Annual Certificate of Compliance (attached as Appendix I) to the Compliance Director no later than December 31 of each year.

                                   APPENDIX I

                            THE BRAMWELL FUNDS, INC.
                        BRAMWELL CAPITAL MANAGEMENT, INC.


                                 Code of Ethics

                        ANNUAL CERTIFICATE OF COMPLIANCE




-------------------------------
Name (please print)

         This is to certify that the attached Code of Ethics ("Code") was distributed to me on ____________, 20___. I have read and understand the Code. I certify that I have complied with the Code during the course of my association with Bramwell, and that I will continue to do so in the future. Moreover, I agree to promptly report to the Compliance Officer any violation or possible violation of the Code of which I become aware.

         I  understand   that   violation  of  the  Code  will  be  grounds  for
disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.




-------------------------------------
Signature



-------------------------------------
Date

                                   APPENDIX II


         The term "beneficial owner" shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in securities, subject to the following:

         (1) The term "pecuniary interest" in any class of securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

         (2) The term "indirect pecuniary interest" in any class of securities shall include, but not be limited to:

         (A) Securities held by members of a person's immediate family sharing the same household; provided, however that the presumption of such beneficial ownership may be rebutted;

         (B) A general partner's proportionate interest in the portfolio securities held by a general or limited partnership. The general partner's proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership's most recent financial statements, shall be the greater of: (1) the general partner's share of the partnership's profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership's portfolio securities; or
(2) the general partner's share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner;

         (C) A performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest shall be present where:
(1) the performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary's overall performance over a period of one year or more; and (2) securities of the issuer do not account for more than 10 percent of the market value of the portfolio. A right to a nonperformance-related fee alone shall not represent a pecuniary interest in the securities;

         (D) A person's right to dividends that is separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;

         (E) A person's interest in securities held by a trust, as specified in Rule 16a-8(b); and

         (F) A person's right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

         (3) A shareholder shall not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity's portfolio.

                                  APPENDIX III

                 Personal Trading Request and Authorization Form



Employee Name _______________________________

Person On Whose Behalf Trade is Being Done (if different) ______________________

Broker ___________________ Brokerage Account Number _________________

Covered Security ______________________________________    Ticker Symbol  ______
                 Company Name, Type of Covered Security

Number of Shares or Units ______            Price per Share or Unit _______

Approximate Total Price ________            Buy or Sell ___________________

I hereby certify that all of the following information is true and complete:

To the best of my knowledge, neither I nor anyone at Bramwell possess material, non-public information about the issuer or the security.

To the best of my knowledge, the requested transaction is consistent with the letter and spirit of the Code.

To the best of my knowledge, Bramwell has not purchased or sold the securities on behalf of an Advisory Client today.

To the best of my knowledge, Bramwell is not considering purchasing or selling the securities on behalf of an Advisory Client.



---------------------------------------     ----------------
Signature                                          Date

When signed and dated by the Compliance Officer, this authorization is approved for this transaction only and is effective only for the day it is given unless you are notified otherwise by the Compliance Officer. A record of this transaction will be kept by the Compliance Officer in confidential files.(1)




---------------------------------------     ----------------
Compliance Officer                                 Date


---------

1 Compliance Officer Please Note: If approval is granted to acquire securities in an initial public offering or in a private placement, indicate the reasons for such approval on the reverse side of this form. This form must be maintained for at least five years after the end of the fiscal year in which the form was submitted or the approval is granted, whichever is later in accordance with Article XII of the Code.

                                  APPENDIX IVA


To:      Compliance Officer
         Bramwell Capital Management, Inc.

From:

Date:

Re: Reporting of Securities Transactions for the Quarter ended [month] [date], 200x.
         -----------------------------------------------------------------------

In compliance with the Code of Ethics requirements for Access Persons, I hereby affirm that:

         [   ]  I have disclosed all reportable  transactions as required by the
Code of Ethics (list of transactions attached).

         [   ]  I have no reportable transactions for the period.

         [   ]  During the quarter  ending on the date written above, I have not established any new account in which any securities were held during such quarter for my direct or indirect benefit.

         [   ]  During the  quarter  ending on the date  written  above,  I have established the following new accounts in which any securities were held during such quarter for my direct or indirect benefit:



          Name of Broker, Dealer, or Bank                       Date Established
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------
          ----------------------------------------------------------------------


         Signature
                    --------------------------------------


         Name:      --------------------------------------
                                 (Please print)


                  Date:
                        -----------------------

                                  APPENDIX IVB


                            The Bramwell Funds, Inc.
                        Bramwell Capital Management, Inc.

                          Securities Transaction Report

                 For Calendar Quarter Ended [Month] [Date], 200x

To:      Compliance Officer, Bramwell Capital Management, Inc.

         During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of Bramwell Capital Management and the Bramwell Funds, Inc.


 -------------------------------------------------------------------------------------------------------------
|                    |          | # of       |             |          |          |          |                 |
|                    | Date of  | Shares or  | Dollar      |          |          |          | Type of Account |
| Security (Include  | Transac- | Principal  | Amount of   |          |          | Effected |  (IRA, Custody, |
| Issuer Name)       | tion     | Amount     | Transaction | Buy/Sell |  Price   |  Through |   Self, Etc.)   |
|--------------------|----------|------------|-------------|----------|----------|----------|-----------------|
|                    |          |            |             |          |          |          |                 |
|--------------------|----------|------------|-------------|----------|----------|----------|-----------------|
|                    |          |            |             |          |          |          |                 |
|--------------------|----------|------------|-------------|----------|----------|----------|-----------------|
|                    |          |            |             |          |          |          |                 |
|--------------------|----------|------------|-------------|----------|----------|----------|-----------------|
|                    |          |            |             |          |          |          |                 |
|--------------------|----------|------------|-------------|----------|----------|----------|-----------------|
|                    |          |            |             |          |          |          |                 |
|--------------------|----------|------------|-------------|----------|----------|----------|-----------------|
|                    |          |            |             |          |          |          |                 |
|--------------------|----------|------------|-------------|----------|----------|----------|-----------------|
|                    |          |            |             |          |          |          |                 |
|--------------------|----------|------------|-------------|----------|----------|----------|-----------------|
|                    |          |            |             |          |          |          |                 |
|--------------------|----------|------------|-------------|----------|----------|----------|-----------------|
|                    |          |            |             |          |          |          |                 |
 -------------------------------------------------------------------------------------------------------------

         This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes transactions not required to be reported, and (iii) is not an admission that I have or had any direct beneficial ownership in the securities listed above.

         This report is to be signed, dated, and returned within ten days of the end of the calendar quarter.


         Signature:        _____________________________________________________


         Print Name:       _____________________________________________________


         Date:             _____________________________________________________


                                   APPENDIX V

                             Annual Holdings Report

                For the calendar year ending December 31, _______


         I hereby certify that the securities on the attached account statements are the only Covered Securities in which I have a direct or indirect beneficial ownership as of the date written above.

         Listed below are the names of every broker, dealer and bank with whom I maintain an account in which securities are held for my direct or indirect benefit:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



         Signature
                    ----------------------------------------------------


         Name:
                    ----------------------------------------------------
                                   Please print


         Date:
                    ----------------------------------------------------

                                   APPENDIX VI

                             POLICIES AND PROCEDURES
                        CONCERNING THE MISUSE OF MATERIAL
                             NON-PUBLIC INFORMATION
                         (the "Insider Trading Policy")


         Every director, officer, or employee of The Bramwell Funds, Inc. and Bramwell Capital Management, Inc.("BramCap") (collectively, "Bramwell") who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by any Advisory Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and any natural person in a control relationship to a Bramwell entity who obtains such information (each a "Covered Person") must read and retain a copy of these Policies and Procedures Concerning the Misuse of Material Non-Public Information (the "Insider Trading Policy"). Any questions regarding the Insider Trading Policy described herein should be referred to Bramwell's Compliance Officer.

SECTION I.     POLICY STATEMENT ON INSIDER TRADING ("Policy Statement")

         Bramwell's Policy Statement applies to every Covered Person and extends to activities both within and outside the scope of their duties at Bramwell. Bramwell forbids any Covered Person from engaging in any activities that would be considered to be "insider trading."

         The term "insider trading" is not defined in the federal securities laws, but generally is understood to prohibit the following activities:

         1.   trading while in possession of material non-public information;

         2. recommending the purchase or sale of securities while in possession of material non-public information; or

         3. communicating material non-public information to others (i.e., "tipping").

         The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this Policy Statement, you have any questions you should consult the Compliance Officer.

A.       Who is an Insider?
         ------------------

         The concept of "insider" is broad and it includes trustees, directors, officers, partners, members, and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and, as a result, is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of these organizations. In addition, Bramwell and any Covered Person may become temporary insiders of a company that Bramwell analyzes, or that Bramwell advises or for which Bramwell performs other services.

         Although BramCap has a fiduciary relationship with its clients, it has no legal obligation to trade or recommend trading on the basis of material non-public information. In fact, such conduct could violate the U.S. securities laws.

B.       What is Material Information?
         -----------------------------

         Trading, tipping, or recommending securities transactions while in possession of inside information is not an actionable activity unless the information is "material." Generally, information is considered material if: (i) there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions or (ii) it would significantly alter the total mix of information made available. A pragmatic test is whether the information is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be considered material includes, but is not limited to, the following: dividend changes, earnings estimates, changes in previously released earnings estimates, a joint venture, the borrowing of significant funds, a major labor dispute, merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. For information to be considered material it need not be so important that it would have changed an investor's decision to purchase or sell particular securities; rather it is enough that it is the type of information on which reasonable investors rely in making purchase or sale decisions. The materiality of information relating to the possible occurrence of any future event may depend on the likelihood that the event will occur and its significance if it did occur.

         Knowledge about trading programs in a corporation's securities that could affect its market price may also constitute insider information. For example, knowledge that BramCap is recommending the purchase or sale by a client of a significant block of stock and trading personally on the basis of the expected stock movement constitutes trading on insider information.

C.       What is Non-Public Information?
         -------------------------------

         All information is considered non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public. Information in bulletins and research reports disseminated by brokerage firms are also generally considered to be public information. However, before such information is considered to have been made public, the market place must have had the opportunity to react to it.

D.       Penalties for Insider Trading
         -----------------------------

         Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she did not personally benefit from the violation. Penalties include:

         1.   civil injunctions;

         2. criminal penalties for individuals of up to $1,000,000 and for "non-natural persons" of up to $2.5 million dollars plus, for individuals, a maximum jail term of ten years;

         3.   private rights of actions for disgorgement of profits;

         4. civil penalties for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited;

         5. civil penalties for the employer or other controlling person of up to the greater of $1,000,000 per violation or three times the amount of the profit gained or loss avoided as a result of each violation; and

         6.   a   permanent   bar,   pursuant   to  the   SEC's   administrative
              jurisdiction, from association with any broker, dealer, investment company, investment adviser, or municipal securities dealer.

         In addition, any violation of this Policy Statement can be expected to result in serious sanctions by Bramwell, including dismissal of the persons involved.

SECTION II.    PROCEDURES TO IMPLEMENT BRAMWELL'S POLICY STATEMENT

         The following procedures have been established to aid Bramwell's Employees in avoiding insider trading, and to aid Bramwell in preventing, detecting and imposing sanctions against insider trading. Every Covered Person must follow these procedures or risk serious sanctions, as described above. If you have any questions about these procedures you should consult the Compliance Officer.

A.       Identifying Insider Information
         -------------------------------

         Before trading for yourself or others, including for any client accounts managed by Bramwell, in the securities of a company about which you may have potential insider information, or revealing such information to others or making a recommendation based on such information, you should ask yourself the following questions:

         1. Is the information material? Is this information that an investor would consider important in making a investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

         2. Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in The Wall Street Journal or other publications of general circulation, or has it otherwise been made available to the public?

         If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information may be material and non-public, you should take the following steps:

         1. Report the matter immediately to the Compliance Officer. In consulting with the Compliance Officer, you should disclose all information that you believe may bear on the issue of whether the information you have is material and non-public.

         2. Refrain from purchasing or selling securities with respect to such information on behalf of yourself or others, including for client accounts managed by Bramwell.

         3. Refrain from communicating the information inside or outside Bramwell, other than to the Compliance Officer.

         After the  Compliance  Officer  has  reviewed  the  issue,  you will be instructed to continue the prohibitions against trading, tipping, or communication, or you will be allowed to trade and communicate the information. In appropriate circumstances, the Compliance Officer will consult with counsel as to the appropriate course to follow.

B.       Personal Securities Trading
         ---------------------------

         All Covered Persons must adhere to Bramwell's Code of Ethics ( the "Code") with respect to securities transactions effected for their own account and accounts over which they have a direct or indirect beneficial interest. Please refer to the Code as necessary.

C.       Restricting Access to Material Non-Public Information
         -----------------------------------------------------

         Information in your possession that you identify, or which has been identified to you as material and non-public, must not be communicated to anyone, except as provided in paragraph II.A., above. In addition, you should make certain that such information is secure. For example, files containing material non-public information should be sealed and inaccessible and access to computer files containing material non-public information should be restricted by means of a password or other similar restriction.

D.       Resolving Issues Concerning Insider Trading
         -------------------------------------------

         If, after consideration of the items set forth in paragraph II.A. above, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, please discuss such matters with the Compliance Officer before trading on or communicating the information in question to anyone.

E.       Supervisory Procedures
         ----------------------

         Bramwell's Compliance Officer is critical to the implementation and maintenance of these Policy and Procedures against insider trading. The supervisory procedures set forth below are designed to prevent insider trading.

         1.    Prevention of Insider Trading
               -----------------------------

         In addition to the prior written approval and reporting procedures specified in the Code concerning personal securities transactions, the following measures have been implemented to prevent insider trading by Covered Persons:

                  a. Each Covered Person will be provided with a copy of the Insider Trading Policy;

                  b. The Compliance Officer will answer questions regarding the Insider Trading Policy;

                  c. The Compliance Officer will resolve issues of whether information received by a Covered Person is material and non-public;

                  d. The Compliance Officer will review on a regular basis, and update as necessary, the Insider Trading Policy;

                  e. Whenever it has been determined that a Covered Person has material non-public information, the Compliance Officer will implement measures to prevent dissemination of such information; and

                  f. Upon the request of any Covered Person, the Compliance Officer will promptly review and either approve or disapprove a request for clearance to trade in the subject securities.

         2.    Special Reports to Management
               -----------------------------

         Promptly upon learning of a potential violation of the Insider Trading Policy, the Compliance Officer will prepare a confidential written report to the management of the effected Bramwell entity providing full details and recommendations for further action.

         3.    Annual Reports to Management
               ----------------------------

         On an annual basis, the Compliance Officer will prepare a written report to the management of each Bramwell entity setting forth:

              a. full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation; and

              b. an evaluation of the current Insider Trading Policy and any recommendations for improvement.

         In response to such reports, management of each Bramwell entity will determine whether any changes to the Insider Trading Policy may be appropriate.

                                  APPENDIX VII

                             POLICIES AND PROCEDURES
                        CONCERNING THE MISUSE OF MATERIAL
                             NON-PUBLIC INFORMATION
                         (the "Insider Trading Policy")

                        ANNUAL CERTIFICATE OF COMPLIANCE



-------------------------
Name (please print)


This is to certify that the I have read and sufficiently understand the Insider Trading Policy distributed to me on __________, 20___. I certify that I have complied with the Insider Trading Policy during the course of my association with Bramwell and that I will continue to do so in the future. Moreover, I agree to promptly report to the Compliance Officer any violation or possible violation of the Insider Trading Policy of which I become aware.

I understand that violation of the Insider Trading Policy will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.



-------------------------------------
Signature


-------------------------------------
Date

                                  APPENDIX VIII

                               COMPLIANCE DIRECTOR


As of _____________, 2000, each of the Funds and BramCap has designated the following person as Bramwell's Compliance Officer:

         Mary F. McCollum

The Compliance Officer may delegate his or her functions as he or she sees fit. The Compliance Officer may consult with outside counsel as appropriate. Securities transactions of the Compliance Officer may be pre-approved pursuant to the procedure in Article VII of the Code by any principal of the appropriate Bramwell entity.

                                   SCHEDULE A


         Fines for failure to obtain prior written approval of securities transactions occurring on or after February 15, 2000:

         First Offense . . . . . . . . . . . . .         $500

         Second Offense. . . . . . . . . . . . .         $750

         More Than Two Offenses . . . . . . . . .        As  provided  for under
                                                         Article XV of the  Code